Exhibit 99.1
WIRELESS AGE SUBSIDIARIES FORCED INTO RECEIVERSHIP BY SASKTEL

TORONTO, ONTARIO, January 12, 2009 – Wireless Age Communications, Inc. (OTCBB:WLSA), (the “Company”) today announced that on Friday January 9, 2009, Saskatchewan Telecommunications (“SaskTel”) served Wireless Age’s subsidiaries Wireless Age Communications Ltd. (“Wireless Age”) and Wireless Source Distribution Ltd. (“Wireless Source”) a Notice of Intention to Enforce Security under Section 244(1) of the Bankruptcy and Insolvency Act and also obtained and served on the Wireless Age subsidiaries a Court Order obtained without prior notice to the Company or its subsidiaries (the “Order”) that orders the immediate appointment of an Interim Receiver.

As previously announced by the Company on October 29, 2008, SaskTel obtained a security interest in the assets of Wireless Age and Wireless Source by entering into a Repayment Agreement with Wireless Age, Wireless Source and Newlook Industries Corp. (the Company’s controlling shareholder).

Under the terms of the Order, the Company has a ten day period within which to respond to the receivership appointment. Wireless Age intends to vigorously oppose the Order, and to seek other remedies against SaskTel, as the Company believes, among other things, that SaskTel obtained the Order without disclosing all pertinent facts to the Court.

John G. Simmonds, Wireless Age CEO stated; “We were recently in discussions with SaskTel and are shocked by their actions. We believe that we have suffered significant damages as a result.”

About Wireless Age

Wireless Age Communications, through its 99.7% owned subsidiary, Wireless Age Communications Ltd., is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. Through its other wholly owned subsidiary, Wireless Source Distribution Ltd., the company distributes two-way radio products, prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada.

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

For more information contact:

John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223